UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2018

POLARITYTE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51128	06-1529524
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1960 S. 4250 West

Salt Lake City, UT 84104

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (385) 237-2279

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 8.01.	Other Events.

On June 5, 2018, PolarityTE, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Cantor Fitzgerald & Co., as underwriter (the “Underwriter”), relating to the issuance and sale of 2,135,550 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The stated price to be paid to the Company for the Common Stock is $23.65 per share. In addition, under the terms of the Underwriting Agreement the Company granted the Underwriter a 30-day option to purchase up to 320,332 additional shares of Common Stock at the same price of $23.65 per share, which option was exercised in full on June 5, 2018. The net proceeds to the Company from the offering (including the full exercise of the option) are expected to be approximately $58 million, after estimated offering expenses payable by the Company. The offering is expected to close on or about June 7, 2018, subject to customary closing conditions.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. In addition, pursuant to the terms of the Underwriting Agreement, each of the Company’s directors and executive officers have entered into “lock-up” agreements with the Underwriter that generally prohibit, without the prior written consent of the Underwriter, the sale, transfer or other disposition of securities of the Company for a period ending 90 days following June 5, 2018, and through October 9, 2018, in the case of Dr. Denver Lough, our Chief Executive Officer.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this report and is incorporated by reference herein. A copy of the opinion and consent of Parsons Behle & Latimer relating to the legality of the issuance and sale of Common Stock in the offering is attached as Exhibit 5.1 to this report.

The offering was made pursuant to a prospectus supplement filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”), dated June 5, 2018, and an accompanying prospectus dated March 28, 2018, pursuant to the Company’s shelf registration statement on Form S-3 (Registration Statement No. 333-219202) that has been filed with and declared effective by the SEC.

On June 4, 2018, the Company issued a press release announcing the proposed offering and on June 5, 2018, the Company issued a press release announcing the pricing of the offering. Copies of the press releases are attached hereto as Exhibits 99.1 and 99.2, respectively, to this report.

Forward-Looking Statements

The Company cautions you that statements included in this Current Report on Form 8-K that are not a description of historical facts are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negatives of these terms or other similar expressions. These statements are based on the Company’s current beliefs and expectations. Such forward-looking statements include, among other things, references to the closing of the offering and the expected net proceeds therefrom. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the risk and uncertainties associated with market conditions and the satisfaction of customary closing conditions relating to the offering, as well as risks and uncertainties in the Company’s business, including those risks described in the Company’s periodic reports it files with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to revise or update this report to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated June 5, 2018, by and between PolarityTE, Inc. and Cantor Fitzgerald & Co.

5.1	Opinion of Parsons Behle & Latimer

23.1	Consent of Parsons Behle & Latimer (included in Exhibit 5.1).

99.1	Press Release, dated June 4, 2018

99.2	Press Release dated June 5, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLARITYTE, INC.

Dated: June 7, 2018	/s/ John Stetson
John Stetson
Chief Financial Officer